Exhibit 10.9

HOLDBACK ESCROW AGREEMENT

This Holdback Escrow Agreement (this “Agreement”) is dated as of September 16, 2010, by and among Compass Acquisition Corporation, an exempted company incorporated in the Cayman Islands with limited liability, (the “Company”), Zhong Hui Rong (Fujian) Fund Ltd acting as the Lead Purchaser (the “Lead Purchaser”) and Collateral Agents, LLC, with an address at 122 East 57th Street, 3rd Floor, New York, NY 10022 (the “Escrow Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Securities Purchase Agreement.

W I T N E S S E T H:

WHEREAS, the parties have entered into a Securities Purchase Agreement, dated as of even date hereof (the “Securities Purchase Agreement”).

WHEREAS, to induce the Purchasers to enter into the Securities Purchase Agreement, the Company agrees to hold back and place in escrow an aggregate of five hundred twenty thousand dollars ($520,000) pending performance of certain obligations hereto, subject to the terms and conditions hereof.

NOW THEREFORE, the parties agree as follows:

ARTICLE I

1.1

Appointment of Escrow Agent. The Company and the Lead Purchaser hereby appoint Collateral Agents, LLC as escrow agent in accordance with the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.

1.2

Establishment of the Bank Account. The Escrow Agent shall establish an interest-bearing bank account at the branch of the bank selected by the Escrow Agent (heretofore defined as the “Bank Account”). The purpose of the Bank Account is for (a) the deposit of the Escrowed Amount, and (b) the disbursement of the Escrowed Amount, all as described herein.

1.3

Delivery of Escrowed Amount. At the Initial Closing, the Company shall deposit with the Escrow Agent the sum of five hundred twenty thousand dollars ($520,000) (the “Escrowed Amount”).

1.4

Escrow Agent to Hold Escrowed Amount. The Escrow Agent shall hold and dispose of the Escrowed Amount only in accordance with the terms and conditions of this Agreement.

ARTICLE II

2.1

Disposition of Escrowed Amount. The Escrow Agent shall hold and dispose of the Escrowed Amount as set forth in this Article II, subject to Escrow Agent’s receipt of written instructions signed by both the Lead Purchaser and the Company stating that one or all of the applicable conditions for disposition of all or part of the Escrowed Amount as set forth in this Article II have been satisfied (it being agreed that Lead Purchaser and the Company shall act reasonably and in good faith in determining whether such conditions have been satisfied).

2.2

Holdback.

(a) At such time as the Company engages an investor relations firm reasonably acceptable to the Lead Purchaser, the Company and the Lead Purchaser shall provide the Escrow Agent with joint written instructions signed by the Company and the Lead Purchaser to release $120,000 and a pro-rata portion of any accrued interest of the Escrowed Amount to the Company in accordance with the wire transfer instructions set forth therein.

(b) At such time as the Company provides the Lead Purchaser with evidence that is reasonably satisfactory to the Lead Purchaser indicating that Circular 75 filings have been approved by the PRC Government, the Company and the Lead Purchaser shall provide the Escrow Agent with joint written instructions signed by the Company and the Lead Purchaser to release $100,000 and a pro-rata portion of any accrued interest of the Escrowed Amount to the Company in accordance with the wire transfer instructions set forth therein.

(c) At such time as the Company provides the Lead Purchaser with documentation demonstrating that the business license of the Beijing Tsingda Century Investment Consultant of Education Co., Ltd. has been amended to clarify to the Lead Purchaser’s reasonable satisfaction that the VIE Subsidiaries are properly authorized to engage in its current business, the Company and the Lead Purchaser shall provide the Escrow Agent with joint written instructions signed by the Company and the Lead Purchaser to release $100,000 and a pro-rata portion of any accrued interest of the Escrowed Amount to the Company in accordance with the wire transfer instructions set forth therein.

(d) At such time as the Company provides the Lead Purchaser with written confirmation that (i) an independent auditing firm reasonably satisfactory to the Lead Purchaser has been engaged and (ii) a law firm reasonably satisfactory to the Lead Purchaser has been engaged in connection with the Company’s initial public offering, the Company and the Lead Purchaser shall provide the Escrow Agent with joint written instructions signed by the Company and the Lead Purchaser to release $200,000 and a pro-rata portion of any accrued interest of the Escrowed Amount to the Company or to be paid to such audit firm or law firm as directed by the Company in accordance with the wire transfer instructions set forth therein.

2.3

Release of Escrowed Amount.

(a)

Upon receipt of joint written instructions of the Company and Lead Purchaser, the Escrow Agent shall release and deliver to the Company the Escrowed Amount, or any portion thereof, in accordance with Section 2.2 above. In addition, the Escrow Agent shall release escrow funds in accordance with any other joint written instructions that it receives from the Company and the Lead Purchaser. Such joint written instruction shall not require the Escrow Agent to release an amount less than the lower of (i) $25,000 or (ii) the remaining balance of the Escrow Account.

(b)

If on June 30, 2011, any portion of the Escrowed Amount remains in escrow as a result of the Company’s failure to satisfy any of the requirements of Section 2.2, then upon written instructions notice from the Lead Purchaser, the Escrow Agent shall release the balance of the Escrowed Amount to the Purchasers on a pro rata basis based upon their respective investment amounts.

2.4

Court Order. Notwithstanding the above, upon receipt by the Escrow Agent of a final and non-appealable judgment, order, decree or award of a court of competent jurisdiction, (a "Court Order"), the Escrow Agent shall deliver the Escrowed Amount in accordance with the Court Order.

ARTICLE III

3.1.

(a)

Except for this Agreement, the Escrow Agent is not a party to, and is not bound by or charged with notice of any agreement out of which this escrow may arise. The Escrow Agent acts under this Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. The Escrow Agent will have no duties or responsibilities other than those expressly set forth in this Agreement. The Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than the Escrow Agent) or any maker, endorser or other signatory of any document to perform such person’s or entity’s obligations hereunder or under any such document. Except for this Agreement and instructions to the Escrow Agent pursuant to the terms of this Agreement, the Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof. The Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder.

(b)

The Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, and may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws of the State of New York upon fiduciaries.

(c )

The Escrow Agent will be indemnified and held harmless, jointly and severally, by the Company and Lead Purchaser from and against any expenses, including reasonable attorneys’ fees and disbursements, damages or losses suffered by the Escrow Agent in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Agreement or the services of Escrow Agent hereunder; except, that if the Escrow Agent is guilty of willful misconduct, fraud or gross negligence under this Agreement, then the Escrow Agent will bear all losses, damages and expenses arising as a result of such willful misconduct, fraud or gross negligence. Promptly after the receipt by the Escrow Agent of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, the Escrow Agent will notify the other parties hereto in writing. For the purposes hereof, the terms “expense” and “loss” will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys’ fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding. The provisions of this Section 3 shall survive the termination of this Agreement.

(d)

If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrowed Amount (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of the Escrowed Amount), (an “Order”) the Escrow Agent is authorized to comply therewith in any manner it or legal counsel of its own choosing deems appropriate; provided, that the Escrow Agent shall immediately provide notice to parties hereto of such Order, and, to the extent permitted under the Order, shall defer compliance with the Order until the Parties have had an opportunity to dispute, appeal, or otherwise challenge such Order. If the Escrow Agent complies such Order after complying with all other requirements under this Section 3,1(d), Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such Order may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

(e)

The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility), except to the extent that it failed to act reasonably to avoid or restrict the effect of any such occurrence on its duties, obligations and responsibilities herehunder.

(f)

When the Escrow Agent acts on any information, instructions, communications, (including, but not limited to, communications with respect to the delivery of securities or the wire transfer of funds) sent by telex, facsimile, email or other form of electronic or data transmission, the Escrow Agent, absent gross negligence, fraud or willful misconduct, shall not be responsible or liable in the event such communication is not an authorized or authentic communication (whether due to fraud, distortion or otherwise). In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than to retain possession of the Escrowed Amount, unless the Escrow Agent receives written instructions, signed by the Company and Lead Purchaser which eliminates such ambiguity or uncertainty.

(j)

The Escrow Agent does not have any interest in the Escrowed Amount deposited hereunder but is serving as escrow holder only and having only possession thereof. The Company shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrowed Amount incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent from any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The Company and the Lead Purchaser will provide the Escrow Agent with appropriate W-9 forms for tax identification number certifications, or W-8 forms for non-resident alien certifications. It is understood that the Escrow Agent shall only be responsible for income reporting with respect to income earned on the Escrowed Amount and will not be responsible for any other reporting. This paragraph shall survive notwithstanding any termination of this Agreement or the resignation or removal of the Escrow Agent.

(k)

Escrow Agent may generally engage in any kind of business with the Company, the Lead Purchaser or any participant in the securities purchase agreement or any subsidiary or affiliate thereof as if it had not entered into this Agreement or any other agreement with them. Escrow Agent and its affiliates and their officers, directors, employees, and agents (including legal counsel) may now or hereafter be engaged in one or more transactions with the Company, the Lead Purchaser or any participant in the securities purchase agreement or any subsidiary or affiliate thereof or may act as trustee, agent or representative of either the foregoing parties or otherwise be engaged in other transactions with such parties (collectively, the “Other Activities”). Without limiting the forgoing, Escrow Agent and its affiliates and their officers, directors, employees, and agents (including legal counsel) shall not be responsible to account to the Company, the Lead Purchaser or any participant in the securities purchase agreement or any subsidiary or affiliate thereof for such Other Activities.

(l)

Fees and Expenses. In consideration of the services provided hereunder, the Company agrees to pay Escrow Agent an annual fee of $2,000.00 (the “Fees”). The Fees shall be payable upon execution hereof and on each annual anniversary thereafter. In addition, the Company agrees to pay the Escrow Agent’s costs and expenses (“Expenses”) including reasonable attorney’s fees in the event of any dispute or litigation threatened or commenced which requires the Escrow Agent in its opinion to refer such matter to its attorneys and all wire fees, packaging and postal fees and expenses (including FedEx). Escrow Agent will incur no liability for any delay reasonably required to obtain such advice of counsel. Fees and Expenses may be deducted from the Escrow Amount.

(m)

Resignation of Escrow Agent. At any time, upon ten (10) days’ written notice to the Company, the Escrow Agent may resign and be discharged from its duties as escrow agent hereunder. As soon as practicable after its resignation, the Escrow Agent will promptly turn over to a successor escrow agent appointed by the Company the Escrowed Amount held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof. If, by the end of the 10-day period following the giving of notice of resignation by the Escrow Agent, the Company shall have failed to appoint a successor escrow agent, the Escrow Agent may interplead the Escrowed Amount into the registry of any court having jurisdiction.

(n)

Records. The Escrow Agent shall maintain accurate records of all transactions hereunder. Promptly after the termination of this Agreement or as may reasonably be requested by the parties hereto from time to time before such termination, the Escrow Agent shall provide the parties hereto, as the case may be, with a complete copy of such records, certified by the Escrow Agent to be a complete and accurate account of all such transactions. The authorized representatives of each of the parties hereto shall have access to such books and records at all reasonable times during normal business hours upon reasonable notice to the Escrow Agent.

ARTICLE IV

4.1

Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder. If any provision herein is in conflict with the Securities Purchase Agreement or any other document executed in connection therewith, the provisions of this Agreement shall control.

4.2

Waivers and Amendments. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by all parties, or, in the case of a waiver, by the party waiving compliance. Except as expressly stated herein, no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder preclude any other or future exercise of any other right, power or privilege hereunder.

4.3

Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, two (2) business days after being mailed, (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 4.3), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the third business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to the following addresses or facsimile numbers as applicable.

If to Escrow Agent:

 Robert Schechter, Esq.

Chief Executive Officer

Collateral Agents, LLC

122 East 57th Street, 3rd Floor

New York, NY 10022

Main: (212) 245-9100 Ext. 202

Direct Dial: (646) 289-8681

Cell: (917) 376-5795

Fax: (212) 245-9102

If to the Company:

Compass Acquisition Corporation
c/o Beijing Tsingda Century Investment Consultant of Education Co., Ltd.

Address: No. 0620, Yongleyingshiwenhuanan Rd., Yongledian Town,

Tongzhou District, Beijing, PR China

Tel: 86-10-62690290

Fax: 86-10-63331382

with copies (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

150 East 42nd Street

11th Floor

New York, NY 10017

Attn: Adam Mimeles, Esq.

Tel. No. (212) 370-1300

Fax. No. (212) 370-7889

If to Lead Purchaser

Zhong Hui Rong (Fujian) Fund Ltd

18th Floor, Building 9

GuanYinShan International Business Center

170 East Tapu Road

Xiamen, Fujian, China

Attn: [---]

Tel. 86-592-3731016

Fax. 86-592-3732666

4.4

Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

4.5

Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

4.6

(a)

Submission to Jurisdiction; Waivers. Subject to the provisions of Section 4.6 (c) hereinbelow, each of the parties hereto hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined exclusively in any federal or state court of competent jurisdiction located in the State of New York and in the courts hearing appeals therefrom. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the above-named jurisdiction for any reason other than the failure to serve process in accordance with the provisions hereof, that its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each party irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered airmail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgement of receipt of such registered mail. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the other party in any other jurisdiction in which the other party in any other jurisdiction in which the other party may be subject to suit.

(b)

The Lead Purchaser hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this Agreement or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

(c)

Notwithstanding anything herein to the contrary, if any dispute shall arise with respect to the delivery, ownership, right of possession or disposition of the Escrowed Amount, or if the Escrow Agent shall in good faith be uncertain as to its duties or rights hereunder, the Escrow Agent shall be authorized, without liability to anyone, to (i) refrain from taking any action other than to continue to hold the Escrowed Amount pending receipt of a joint written instruction from the Lead Purchaser and Company, or (ii) deposit the Escrowed Amount with any court of competent jurisdiction in the State of New York, in which event the Escrow Agent shall give written notice thereof to the Parties hereto and shall thereupon be relieved and discharged from all further obligations pursuant to this Agreement. The Escrow Agent may, but shall be under no duty to, institute or defend any legal proceedings which relate to the Escrowed Amount

4.7

Governing Law.

(a)

This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the internal laws of the State of New York, applicable to contracts executed in and to be performed entirely within the State of New York.

(b)

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

4.8

Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a sum for its attorneys’ fees and all other costs and expenses incurred in such action or suit.

4.9

Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

4.10

Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

4.11

Successors and Assigns. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

4.12

Counterparts; Facsimile Delivery. This Agreement may be executed in one or more counterparts and delivered by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

4.13

Headings. The division of this Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPASS ACQUISITION CORPORATION

By:	/s/ Zhang Hui

Name: Zhang Hui

Title: Chairman and CEO

ZHONG HUI RONG (FUJIAN) FUND LTD

By:	/s/ Su Jie

Name: Su Jie

Title: Executive Director

ESCROW AGENT:

COLLATERAL AGENTS, LLC

By:	/s/ Robert Schechter

Name: Robert Schechter, Esq.

Title: Chief Executive Officer